UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2017

BRIGHTCOVE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35429	20-1579162
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Congress Street, Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 882-1880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 14, 2017, the Board of Directors (the “Board”) of Brightcove Inc. (the “Company”) appointed Diane Hessan to the Board to fill a vacancy as a Class III director, to serve until the Company’s 2018 annual meeting of stockholders or until her successor is duly elected and qualified.

At the time of appointment, it was not determined whether Ms. Hessan would sit on any Board committee.

The Company expects to enter into an indemnification agreement with Ms. Hessan in connection with her appointment to the Board, which is expected to be in substantially the same form as that entered into with the other directors of the Company.

There is no arrangement or understanding pursuant to which Ms. Hessan was appointed to the Board. There are no family relationships between Ms. Hessan and any director or executive officer of the Company, and Ms. Hessan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Hessan’s compensation will be consistent with that provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Ms. Hessan will receive an annual cash retainer of $30,000 for general availability and participation in meetings and conference calls of the Board. In connection with her initial election to the Board, Ms. Hessan will receive an initial equity award with an aggregate value of $130,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of the Company’s common stock on the grant date), that each vest in equal quarterly installments over three years, provided, however, that all vesting ceases if Ms. Hessan resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of restricted stock units and stock options may not be sold while Ms. Hessan remains a Board member. At each annual meeting of our stockholders, so long as she has served as a director for at least the six months prior to such annual meeting of stockholders, Ms. Hessan will receive annual equity awards with an aggregate target value of $65,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of the Company’s common stock on the grant date), that each vest in full after one year, provided, however, that all vesting ceases if Ms. Hessan resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

Item 7.01.	Regulation FD Disclosure.

On March 16, 2017, the Company issued a press release announcing Ms. Hessan’s appointment to the Board as discussed in Item 5.02(d) of this Report on Form 8-K. The full text of the press release is furnished as Exhibit 99.1 hereto. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Brightcove Inc. dated March 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHTCOVE INC.

Date: March 16, 2017	By:	/s/ Kevin Rhodes
Kevin Rhodes Chief Financial Officer

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